[JOHN HANCOCK LOGO]   Life Insurance Company         200 Clarendon Street
                                                     John Hancock Place
                                                     Boston, Massachusetts 02117
                                                     [(800)-521-1234]

       INSURED JOHN HANCOCK         TOTAL SUM INSURED AT ISSUE $100,000

 POLICY NUMBER  50-000-000                       DATE OF ISSUE September 1, 2000

 DEATH BENEFIT OPTION A: (See Section 4)

          PLAN Majestic Variable COLI

                  INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Home Office of the Company of due proof of the Insured's death.

The amount or duration of the Death Benefit of this policy may be variable or fixed under specified conditions and may increase or decrease based on the experience of the Separate Accounts. The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts:

President                                                           Secretary

Variable Universal Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the policy class are shown in the Specifications Section of the policy.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit, if such option is elected at issue and provided that premiums are paid on a timely basis and other conditions are met as described in Sections 4, 6, and 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely receipt from the Owner of appropriate written notice (including the surrendered policy, if it has been delivered) exercising the rights described above.

         MAJ601                                                        M60101NY

                         Policy Provisions
        Section

     1. Policy Specifications

     2. Table Of Rates

     3. Definitions

     4. Death Benefit

     5. Payments

     6. Guaranteed Minimum Death Benefit Premium
        Target

     7. Grace Period

     8. Account Value

     9. Charges

    10. Loans

    11. Surrenders and Withdrawals

    12. Basis of Computations

    13. Separate Account and Fixed Account

    14. Allocation To Subaccounts

    15. Investment Policy Change

    16. Reports To Owner

    17. Reinstatement

    18. Owner and Beneficiary

    19. Interest On Proceeds

    20. Deferral Of Determinations And Payments

    21. Claims Of Creditors

    22. Assignment

    23. Incontestability

    24. Misstatement Of Age Or Sex

    25. Suicide

    26. The Contract

    27. Settlement Provisions

--------------------------------------------------------------------------------
  1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

              Insured          [JOHN HANCOCK]
            Issue Age               [35]
                  Sex              [MALE]
        Premium Class            [STANDARD]
                                 [NONSMOKER]

   Owner, Beneficiary   As designated in the application subject to Section 18
                        of the policy

        Policy Number   [50-000-000]              Plan Majestic Variable COLI
        Date of Issue   [September 1, 2000]   Sum Insured

                                         Basic Sum Insured at Issue $ [50,000]
                                    Additional Sum Insured at Issue $ [50,000]
                                                                    ---------
                                         Total Sum Insured at Issue $[100,000]

 Death Benefit Option   [Option A]                   State of Issue  [NY]
             at Issue

                                       Other Benefits and Specifications

            Minimum Total Sum Insured      $100,000

            Minimum Basic Sum Insured      $ 50,000

 Definition of Life Insurance Elected      [Cash Value Accumulation Test]

FIXED ACCOUNT GUARANTEED MINIMUM INTEREST RATE:  4.0%

                                                   PREMIUMS

                     Planned Premium*      $[2,029.50] per year for [all]
                                                    Policy Years

                       Target Premium      $[2,029.50] per year
              Minimum Initial Premium      $[1,014.75]
     Guaranteed Minimum Death Benefit       [84.56 per month]
                              Premium

                     Billing Interval           [Annual]

Additional interest, above the fixed account guaranteed minimum interest rate, is not guaranteed and the Company has the right to change the amount of interest credited to the policy and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated.

*Due to changes in the current interest rate credited, investment performance of the Separate Accounts, changes in current expense loads, or cost of insurance, loans and partial withdrawal activity or changes in death benefit options, payment of the Planned Premium may not be sufficient to keep the policy in force until the death of the insured.

         3                                                             M0301VNY

--------------------------------------------------------------------------------
   1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                             CURRENT POLICY CHARGES*

                        Deductions from Premium Payments

       Sales Charge

                        ----------------- ------------------ ------------------
                             Policy          Up to Target        Excess
                             Years             Premium
                        ----------------- ------------------ ------------------
                             1-10               6.5%               0%
                        ----------------- ------------------ ------------------
                             11+                3.5%               0%
                        ----------------- ------------------ ------------------

   [Enhanced Cash Value    1% of all Premiums paid in Policy Year 1
          Rider Charge]

                                 Monthly Deductions from Account Value

                               [.03]% of Separate Account assets in Policy Years
   Asset-Based Risk Charge     1-20 and [.0125]% in Policy Years 21 and
                               thereafter

                               $[2.50] plus $[0.03] per $1000 of Basic Sum
     Administrative Charge     Insured at Issue for all Policy Years, where the
                               per $1000 portion will not exceed $[30.00]

              Issue Charge     $[.066] per $1000 of Basic Sum Insured at Issue
                               for the first 10 Policy Years

         Cost of Insurance     Determined in accordance with Section 9, and
                    Charge     deducted for all Policy Years


For each withdrawal, we reserve the right to make a charge to the account value not to exceed $20.00.

*We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Maximum Policy Charges on page 3B.

    3A                                                                M3A01VNY

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                                           MAXIMUM POLICY CHARGES

                                      Deductions from Premium Payments


                   Sales Charge

                                -------------------------------------------
                                  Policy      Up to Target       Excess
                                  Years         Premium
                                -------------------------------------------
                                  1-10            10%            3.5%
                                -------------------------------------------
                                  11+              7%            3.5%
                                -------------------------------------------

     [Enhanced Cash Value Rider  1% of all Premiums paid in Policy Year 1
                  Rider Charge]

                                     Monthly Deductions from Account Value

               Asset-Based Risk  .05% of Separate Account assets in all Policy
                         Charge  Years

          Administrative Charge  $5.00 plus $0.06 per $1000 of Basic Sum Insured at Issue for all Policy Years, where the per $1000 portion will not exceed $60.00.

                   Issue Charge  $[.066] per $1000 of Basic Sum Insured at Issue
                                 for the first 10 Policy Years.

              Cost of Insurance  Determined in accordance with Section 9, and
                         Charge deducted for all Policy Years; Maximum Monthly Rates are shown in Section 2

For each withdrawal, we reserve the right to make a charge to the account value not to exceed $20.00.

        3B                                                              M3B01VNY

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------


Insured    [JOHN HANCOCK]         Plan                    Majestic Variable COLI

                                  Policy Number           [50-000-000]
                                  Rider Date of Issue     [September 1, 2000]


Rider Information

--------------------------------------------------------------------------------
Type                              Description
--------------------------------------------------------------------------------
Enhanced Cash Value Rider         Additional cash value available upon surrender
                                  during the first 7 Policy Years, equal to the following percentages of the cumulative premiums paid, less cumulative Withdrawals:

                                       Policy Year              ECV Percentage
                                            1                        4.0%
                                            2                        3.5%
                                            3                        3.0%
                                            4                        2.5%
                                            5                        2.0%
                                            6                        1.5%
                                            7                        1.0%
                                           8+                        0.0%
--------------------------------------------------------------------------------

     3C                                                                   M3C01V

--------------------------------------------------------------------------------
2. TABLE OF RATES
--------------------------------------------------------------------------------

A. RATE TABLE

                        Maximum Monthly
                      Rates per $1,000 of       Required Additional Death
     Age/1/          Net Amount at Risk/2/            Benefit Factor
---------------------------------------------------------------------------
      35                    0.1760                        3.9726
      36                    0.1869                        3.8433
      37                    0.2002                        3.7186
      38                    0.2153                        3.5985
      39                    0.2328                        3.4829
      40                    0.2520                        3.3717
      41                    0.2746                        3.2649
      42                    0.2972                        3.1623
      43                    0.3231                        3.0636
      44                    0.3498                        2.9689
      45                    0.3800                        2.8779
      46                    0.4109                        2.7904
      47                    0.4444                        2.7064
      48                    0.4796                        2.6255
      49                    0.5190                        2.5477
      50                    0.5609                        2.4728
      51                    0.6104                        2.4008
      52                    0.6658                        2.3317
      53                    0.7287                        2.2654
      54                    0.8002                        2.2019
      55                    0.8767                        2.1412
      56                    0.9601                        2.0831
      57                    1.0468                        2.0275
      58                    1.1396                        1.9742
      59                    1.2392                        1.9230
      60                    1.3500                        1.8740
      61                    1.4736                        1.8269
      62                    1.6134                        1.7818
      63                    1.7722                        1.7387
      64                    1.9491                        1.6976
      65                    2.1434                        1.6584
      66                    2.3510                        1.6211
      67                    2.5728                        1.5855
      68                    2.8088                        1.5516
      69                    3.0653                        1.5191
      70                    3.3537                        1.4880



1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table.

       4                                                                  M0401V

--------------------------------------------------------------------------------
2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------

A.  RATE TABLE (cont'd.)

                        Maximum Monthly
                Rates per $1,000 of Net Amount  Required Additional Death
     Age/1/                 Risk/2/                  Benefit Factor
-------------------------------------------------------------------------
      71                     3.6820                       1.4583
      72                     4.0603                       1.4301
      73                     4.4962                       1.4033
      74                     4.9835                       1.3781
      75                     5.5133                       1.3546
      76                     6.0765                       1.3325
      77                     6.6657                       1.3117
      78                     7.2759                       1.2922
      79                     7.9239                       1.2737
      80                     8.6352                       1.2560
      81                     9.4308                       1.2392
      82                    10.3390                       1.2232
      83                    11.3735                       1.2082
      84                    12.5138                       1.1942
      85                    13.7377                       1.1812
      86                    15.0218                       1.1692
      87                    16.3566                       1.1580
      88                    17.7380                       1.1475
      89                    19.1720                       1.1374
      90                    20.6777                       1.1277
      91                    22.2871                       1.1181
      92                    24.0635                       1.1082
      93                    26.1199                       1.0979
      94                    28.8130                       1.0869
      95                    32.8176                       1.0748
      96                    39.6429                       1.0616
      97                    53.0660                       1.0476
      98                    83.3333                       1.0334
      99                    83.3333                       1.0198

1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table.

       4A                                                                 M4A01V

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "Account Value" is as defined in Section 8.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Excess Premium" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "Guaranteed Death Benefit Premium" is as defined the amount defined is
Section 6.

The term "in full force" means that the policy has not lapsed in accordance with
Section 7.

The term "indebtedness" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term "Minimum Initial Premium" means the amount shown on page 3.

The term "Modal Processing Date" means the first Processing Date of each premium billing interval.

The term "Net Premium" is as defined in Section 5.

The term "Payment" means, unless otherwise stated, payment at our Servicing Office.

The term "Planned Premium" means the amount you intend to pay, as indicated on the application and as indicated in Section 1.

The term "Policy Year" means (a) or (b) below whichever is applicable:

   (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

   (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term Premium" is as defined in Section 5.

The term "Processing Date" means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "Separate Account", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Servicing Office" means the office of the Company that provides administrative services with respect to this policy and others like it. The address of the Servicing Office on this policy's Date of Issue is shown on the back cover of this policy.

The term "Subaccount" means a Variable Account or a Fixed Account.

The term "Target Premium" means the amount shown on Page 3.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division of a Separate Account which has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms "we", "us", and "our" refer only to the Company.

The term "written notice" means, unless otherwise stated, a written notice filed at our Servicing Office.

The terms "you" and "your" refer only to the Owner of this policy.

     5                                                                  M0501VNY

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable when the Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under
Section 9. In addition, if the Insured dies during a grace period as described in Subsection A of Section 7, we will also deduct the amount of any unpaid shortfall described in that subsection.

The death benefit of the policy depends on which of the following Options is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

     Option A: The death benefit is the Total Sum Insured, plus any Required Additional Death Benefit as described below.

     Option B: The death benefit is the Total Sum Insured plus the Account Value on the date of death of the Insured, plus any Required Additional Death Benefit as described below, and any changes to the death benefit will be determined at the end of each Valuation Period, but at least annually.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

Required Additional Death Benefit
The death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required
Additional Death Benefit.
With respect to Option A, the Required Additional Death Benefit on any given date will be equal to the Total Required Death Benefit as of such date, as defined below, minus the Total Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any given date will be equal to the Total Required Death Benefit as of such date, as defined below, minus the sum of the Total Sum Insured and the Account Value.

The Total Required Death Benefit, if determined on a date during the first 3 Policy Years, will be equal to (i) the sum of the Account Value on such date plus 50% of the amount of any Sales Charges which have been deducted from any Target Premium payments received during the 365 days immediately preceding such date multiplied by (ii) the applicable Required Additional Death Benefit factor shown in Section 2.

The Total Required Death Benefit, if being determined on a date after the first 3 Policy Years, will equal (i) the Account Value multiplied by (ii) the applicable Required Additional Death Benefit factor shown in Section 2.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined by applying the Cost of Insurance formulation described in Section 9 at the time the deduction is made.

Change of Death Benefit Option
You may change from Option B to Option A. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Basic Sum Insured by the Account Value at the time the new Option takes effect.

Guaranteed Minimum Death Benefit
The Guaranteed Minimum Death Benefit Feature ("the GMDB Feature") is only available if the Policy Specifications indicate that the GMDB Feature applies to this policy.

If the GMDB Feature is in effect, even though unpaid Section 9 charges exceed the policy's Surrender Value, a Guaranteed Minimum Death Benefit will be guaranteed upon the death of the Insured, provided that the funding requirements described in Sections 6 and 7 continue to be met and there has not been a failure to repay on a timely basis any excess indebtedness in accordance with
Section 10. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured less withdrawals as described in Section 11, less any indebtedness on the date of death and less any unpaid monthly charges under Section 9.

Age 100 Reduction of Sum Insured
On the policy anniversary following the Insured's 100/th/ birthday, Death Benefit Options A and B, described above, will cease to apply. On that date, we will automatically set the Total Sum Insured equal to zero, and discontinue the Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders that are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit will then and thereafter be equal to the Account Value, and the Required Death Benefit Feature will cease to apply. As stated previously, the Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death of the insured.

--------------------------------------------------------------------------------
5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 11 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct all of the applicable charges listed under "Deductions from Premium Payments" in Section 1. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:

(i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;

(iv) If our receipt of any premium payment (or portion thereof) would cause a problem for the policy under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from the owner to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed as of the date of receipt.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

Unless required to keep the policy in force, no premium payments be accepted after the Insured's 100th birthday. However, loan repayments are permited after age 100. Likewise, policy loans, partial withdrawals and transfers among funds are permitted after age 100.

Note: This policy may not qualify as life insurance after an Insured's 100th birthday, and may therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after the Insured reaches age 100.

The following applies if the Tax Test elected for Federal income tax purposes is "Guideline Premium Test", as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is "Cash Value Accumulation Test", as shown in Section 1.

We reserve the right to modify the Required Additional Death Benefit Factors shown in Section 1, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

    7                                                                   M0701ANY

--------------------------------------------------------------------------------
6. GUARANTEED MINIMUM DEATH BENEFIT PREMIUM TARGET
--------------------------------------------------------------------------------

If the Guaranteed Minimum Death Benefit ("GMDB") Feature described in Section 4 is in effect at the Date of Issue, it will only continue to be in effect if at all times, other than a grace period described in Subsection A of Section 7, the GMDB Premium Balance equals or exceeds the GMDB Premium Target described below.

The GMDB Premium Balance, as of any given Processing Date, equals (a) the sum of all Premiums paid plus interest applied to each Premium payment from the date of payment to such Processing Date (with interest calculated at an annual effective rate of 4%) reduced by (b) the sum of all withdrawals as described in Section 11 plus interest applied to each withdrawal amount from the date of withdrawal to such Processing Date (with interest calculated at an annual effective rate of 4%).

The GMDB Premium Target, as of any given Processing Date, equals (a) the Monthly GMDB Premium times the number of GMDB Premium Monthly Due Dates that have occurred since the Date of Issue (including the Date of Issue and such Processing Date) plus (b) interest applied to each Monthly GMDB Premium from its GMDB Premium Monthly Due Date to such Processing Date, with interest calculated at an annual effective rate of 4%.

GMDB Premium Monthly Due Date shall mean the Date of Issue and each Processing Date thereafter. Monthly GMDB Premium shall equal the Guaranteed Minimum Death Benefit Premium shown on page 3 (if the GMDB Feature is in effect) divided by 12.

--------------------------------------------------------------------------------
7. GRACE PERIOD
--------------------------------------------------------------------------------

On any Processing Date the provisions of Subsection A or Subsection B, or both, will apply as described below.

The Policy will be tested under the Subsection A grace period provisions on any Processing Date that the Guaranteed Minimum Death Benefit Feature is in effect under the policy and there is no Additional Sum Insured in effect under the policy.

The Policy will be tested under the Subsection B grace period provisions on any Processing Date that there is an Additional Sum Insured in effect under the policy or there is not a Guaranteed Minimum Death Benefit Feature in effect under the policy.

A. If the Guaranteed Minimum Death Benefit Feature is in effect and if there is no Additional Sum Insured in effect:

On each Processing Date, we will compare the GMDB Premium Balance on such Processing Date to the GMDB Premium Target on such Processing Date. If, on any such Processing Date, the GMDB Premium Balance is less than the GMDB Premium Target, the GMDB Feature will be deemed to be in default as of such Processing Date.

The amount by which the GMDB Premium Target exceeds the GMDB Premium Balance is the "GMDB shortfall". In order to keep the Guaranteed Minimum Death Benefit Feature in effect, a GMDB shortfall must be paid within a period which ends on the second Processing Date after the date of default, which period shall be referred to as "GMDB Grace Period". We will send notice to your last known address and the last known address of any assignee of record with us at least 31 days before the end of the GMDB Grace Period specifying the minimum payment that you must make to continue the Guaranteed Minimum Death Benefit Feature in force beyond the end of the GMDB Grace Period.

If a payment at least equal to the GMDB shortfall is received before the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will remain in effect under the policy subject to the requirements described in Section 6 and this section. Any payment will be processed as of the date of receipt at our Servicing Office.

If a payment at least equal to the GMDB shortfall is not received by the end of the GMDB Grace Period, the Guaranteed Minimum Death Benefit Feature will be discontinued and no longer be in effect. If such Feature is discontinued, then on the Processing Date on which the GMDB Grace Period ends and on each Processing Date thereafter, the policy will be tested as described in subsection B and the provisions of that subsection will apply whether or not those provisions have been applied previously.

If the Insured dies during the GMDB Grace Period, we will deduct from the proceeds the GMDB shortfall.

B. If there is an Additional Sum Insured in effect or if the Guaranteed Minimum Death Benefit Feature has not been elected or has been removed:

On each Processing Date, we will determine whether the total of all unpaid
Section 9 charges as of such date are greater than the Account Value minus indebtedness as of such date. If, on any such Processing Date, the Account Value minus indebtedness is less than the total of all Section 9 charges for that Processing Date, there will be a default as of the Processing Date on which such determination is made.

If on such date of default, there is both the Guaranteed Minimum Death Benefit Feature in effect and an Additional Sum Insured in effect, then only the Additional Sum Insured will be in danger of discontinuance and the default will be an Additional Sum Insured Default (referred to below as an "ASI Default"). If there is not a Guaranteed Minimum Death Benefit Feature in effect, the entire policy will be in danger of lapsing and the default will be a "Policy Default".

The minimum amount you must pay to cure either type of default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all Section 5 charges equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) three times the total of all Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default. If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during a Policy Default, we will deduct the Default Payment from the proceeds. The policy may also lapse due to excess indebtedness as described in Section 10.

No Rider provisions will be in effect after the policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------
The Account Value as of the end of any Valuation Period is derived as follows:

     (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
          Section 13. (Call our Servicing Office to determine when the "close of business" currently occurs.)

     (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

     (c)  We will then add any amount of Loan Assets, as defined in Section 10.

     (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

     (a)  any portion of a Net Premium is credited to that Variable Account;
     (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or
     (c)  any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

     (a)  any portion of a loan is taken from that Variable Account;
     (b) any portion of the charges described in Section 9 is deducted from that Variable Account;
     (c) any portion of a partial withdrawal is made from that Variable Account; or
     (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

    9                                                                   M0901ANY

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

In computing the Account Value as of the end of the Date of Issue or any Processing Date, we will compute and deduct, in order, each of the charges (a) through (g), where:

     (a)  is the Asset-Based Risk Charge;
     (b)  is the Administrative Charge;
     (c) is the Guaranteed Minimum Death Benefit Charge, if elected and if the GMDB Feature is in effect;
     (d) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;
     (e)  is the sum of all charges for ratings, if applicable;
     (f)  is the Issue Charge, if any; and
     (g)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

     (b)  (i)is the Sum Insured divided by 1.0032737 for death benefit Option A;
          or
          (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

     (c) is the amount defined in (a) multiplied by the applicable Required Additional Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20. Loans may not be made if the policy is in a grace period.

The Loan Value while the Policy is in full force will be equal to (a) minus (b) minus (c) where: (a) is the Account Value, (b) is twelve times the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained, and (c) is (a) above minus (b) above multiplied by .75% in Policy Years 1-20 and .25% thereafter. The amount of loan available will be the Loan Value less any existing indebtedness. Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the loan application is received at our Servicing Office

In no event will the Loan Value be less than 75% of the Surrender Value.

The effective annual rate of Loan Interest for Policy Years 1-20 is 4.75%. The effective annual rate of Loan Interest for Policy Years 21 and after is 4.25%. The Loan Interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

When excess indebtedness occurs, the policy will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount of the loan also will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, Loan Assets will be reduced by the amount of the repayment. The same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the then current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your loan repayment and you do in fact do so).

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of the policy if the Insured is then alive, subject to Section 20, and if the policy is in full force. The policy will terminate as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office (i) written notice requesting full surrender of the policy, and (ii) the surrendered policy.

During the first 3 Policy Years, the Surrender Value will be an amount equal to the Account Value less any indebtedness as of the Surrender Date, plus 50% of any Sales Charges deducted from any Target Premium payments received during the 365 days immediately preceding the Surrender Date. After the first 3 Policy Years, the Surrender Value will be an amount equal to the Account Value less any indebtedness as of the Surrender Date.

When the policy ceases to be in full force under Subsection B of Section 7, we will pay the Surrender Value, if any, to you.

At any time after the first Policy Year, you may apply the Surrender Value to purchase a level amount of paid up whole life insurance under this policy. The amount of such paid up insurance and of the Surrender Value of that insurance will be calculated using guaranteed maximum mortality charges and 4% interest. No further expense charges will be deducted. The Minimum Sum Insured shown in
Section 1 of this policy will not be applicable in determining the paid up amount.

We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Surrender Value is applied.

Failure to repay a loan or to pay interest will terminate this policy when the indebtedness equals or exceeds the Surrender Value and 31 days after notice has been mailed to you and any assignee of record with us at the address last known to us.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate different proportions in your withdrawal request and you do in fact do
so). For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Each withdrawal must be at least $1,000. We will not permit the portion of any withdrawal and its related charge that causes the Surrender Value to fall below 3 months' worth of Section 9 charges. Nor will we permit the portion of any withdrawal that causes the policy to fail qualification as a life insurance contract for federal tax purposes. We also reserve the right to refuse the portion of any withdrawal and its related charge that causes the Total Sum Insured to fall below the minimum amount shown in
Section 1.

All amounts withdrawn will be subtracted from the GMDB Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as provided below.

With respect to determining the death benefit under Option A, the Total Sum Insured will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

    11                                                                  M1101ANY

With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. However, withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with
Section 4, subject to these provisions.

With respect to determining the death benefit under the Guaranteed Minimum Death Benefit Feature, the Basic Sum Insured will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions. Terminated ASI Withdrawal Amounts are any withdrawals made while there is an Additional Sum Insured in effect which is later discontinued under the policy because a timely default payment has not been made in connection with an ASI Default as described in subsection B of Section 7. Under no circumstances may the total of Terminated ASI Withdrawal Amounts exceed the Additional Sum Insured in effect at the time the Additional Sum Insured is discontinued under subsection B of Section 7.

--------------------------------------------------------------------------------
12.  BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

--------------------------------------------------------------------------------
13.  SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Funds. Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

       (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

       (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

       (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

       (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

       (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
14.  ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium processed prior to the 20th day after the Date of Issue will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us; however fund transfers will not be made if the policy is in a grace period. We reserve the right to impose limits on the number and frequency of such changes. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge (unless our then current rules allow you to designate different proportions and you do in fact do so).

Account Transfer Restrictions

General Restrictions

Subject to the limitations below, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year, (ii) impose limits on the frequency of such transfers, and (iii) impose a charge for each transfer that exceeds an annual limit in any Policy Year. Such charge will not exceed $25 per transfer. The annual limits in items (i) and (iii) above will not be less than 12. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our rules in effect at the time of transfer.

Restrictions on Transfers to and from Subaccounts

Without our prior approval, the maximum amount which may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year and, except as provided in Section 15, only once during the period beginning 60 days before each policy anniversary and ending 30 days after such anniversary. If notice is served on or before the anniversary, the transfer will be effective on the anniversary date. If notice is received after the anniversary, the transfer will be effective on the day we receive the notice. The maximum transfer amount in each Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

--------------------------------------------------------------------------------
15.  INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Funds shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the day we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

--------------------------------------------------------------------------------
16.  REPORTS TO OWNER
--------------------------------------------------------------------------------

While the policy is in full force, we will send you a statement at least annually, setting forth the following information:

(a) The Death Benefit, in connection with the Death Benefit Option elected, the Account Value as of the date of the report and the Surrender Value as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information.

(e)  Any other information required by the New York Superintendent of Insurance.

No more than 30 days after a policy processing day on which we determine that a Policy Default has occurred, we will mail a statement indicating the minimum payment required under the terms of the policy to keep it in force and the length of the grace period for payment of the Default Payment.

--------------------------------------------------------------------------------
 17.  REINSTATEMENT
--------------------------------------------------------------------------------

A. Restoration of Guaranteed Minimum Death Benefit Feature

If the Guaranteed Minimum Death Benefit Feature (GMDB Feature) has been removed from the policy under subsection A of Section 7, the GMDB Feature may be restored within 5 policy years after the beginning of the grace period described in subsection A of Section 7, provided that the policy continues to be in full force.

The date of restoration of the GMDB Feature is the date on which we determine that all 3 requirements below have been satisfied:

       (1) Receipt of a written request to restore the GMDB Feature.

       (2) Receipt of evidence of insurability satisfactory to us, unless restoration is requested within 1 year after the beginning of the grace period described in Subsection A of Section 7.

       (3) Receipt of a payment equal to the difference between the then current GMDB Premium Target and the then current GMDB Premium Balance.

Requirements (2) and (3) above must be satisfied within 30 days after the date we receive the restoration request.

On the Processing Date on which the restoration takes effect or which next follows the date of restoration, we will deduct from the Account Value any unpaid Guaranteed Minimum Death Benefit charges under Section 9.

We reserve the right to disallow restoration of the GMDB Feature more than once during the life of the policy.

B. Reinstatement of Policy

If the policy lapses under Subsection B of Section 7, it may be reinstated within 1 year after the beginning of the grace period.

The date of reinstatement is the date on which we determine that all 3 requirements below have been satisfied:

       (1)  Receipt of a written application for reinstatement.

       (2)  Receipt of evidence of insurability satisfactory to us.

       (3) Receipt of a payment which, after deduction of all applicable charges listed under "Deductions from Premium Payments" in Section 1 is at least equal to the sum of (i) all unpaid charges described in
            Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default. If the Guaranteed Minimum Death Benefit Feature had been elected at issue and had not been removed more than 4 years prior to the beginning of the grace period described in Subsection B of Section 7, it may be restored by paying the difference between the then current GMDB Premium Target and the then current GMDB Premium Balance.

Requirements (2) and (3) above must be satisfied within 60 days after the date we receive the application for reinstatement. On the date of reinstatement (i) a death benefit of the policy will be the same as if no lapse had occurred and
(ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

--------------------------------------------------------------------------------
18.  OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice. If you die, the Contingent Owner will become the Owner. If there is no surviving Contingent Owner, the Insured will become the Owner.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner, the Contingent Owner (if any) and Beneficiary by written notice.

You may also revoke any change of Owner or Contingent Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then
(i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner or Contingent Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
19.  INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment at a rate equal to that set out in Option 1 of Section 27 of this policy, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

       (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

              (a) determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

              (b) payment or application of any Death Benefit in excess of the Guaranteed Minimum Death Benefit, if elected.

       (2) To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months. If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1 of Section 27 of this policy, for the period the payment is deferred, or such greater rate as is required by law.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

--------------------------------------------------------------------------------
21. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
 22.  ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23.  INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium or fraud.

However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase.

Further, any reinstatement will be contestable as to material misrepresentations in the reinstatement application for two years from the effective date of such reinstatement.

--------------------------------------------------------------------------------
24.  MISSTATEMENT OF AGE OR SEX
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
25.  SUICIDE
--------------------------------------------------------------------------------

If the Insured commits suicide within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
26.  THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application and any riders and endorsements. However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications may become part of the policy. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
27.  SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B--Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3--Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4--Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5--Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

        17                                                              M1701ANY

Table for Settlement Options 2B, 3, 4, and 5 - MALE*

(Monthly payments for each $1,000 of proceeds applied)

--------------------------------------------------------------------------------------------------------------
         OPTION 2B                                            OPTION 3
     Income for a Fixed                                   Life Income with          OPTION 4      OPTION 5
           Period              Age of Payee at            Guranteed Period            Life          Life
--------------------------    Birthday Nearest     -----------------------------     Income        Income
     Period                     Date of First                                        without      with Cash
    of Years       Payment         Payment           10 Years         20 Years       Refund        Refund
--------------------------------------------------------------------------------------------------------------
        1           84.46            40                3.64             3.60          3.66          3.56
        2           42.86            41                3.69             3.64          3.71          3.60
        3           28.99            42                3.74             3.68          3.76          3.64
        4           22.06            43                3.79             3.73          3.81          3.68
        5           17.91            44                3.85             3.77          3.87          3.73
        6           15.14            45                3.90             3.82          3.93          3.77
        7           13.16            46                3.96             3.87          3.99          3.82
        8           11.68            47                4.02             3.92          4.05          3.87
        9           10.53            48                4.09             3.97          4.12          3.92
       10            9.61            49                4.15             4.03          4.19          3.98
       11            8.86            50                4.22             4.08          4.27          4.04
       12            8.24            51                4.29             4.14          4.34          4.10
       13            7.71            52                4.27             4.20          4.43          4.16
       14            7.26            53                4.45             4.26          4.51          4.23
       15            6.87            54                4.54             4.32          4.60          4.30
       16            6.53            55                4.62             4.39          4.70          4.37
       17            6.23            56                4.72             4.45          4.80          4.45
       18            5.96            57                4.82             4.51          4.91          4.53
       19            5.73            58                4.92             4.58          5.03          4.61
       20            5.51            59                5.03             4.64          5.15          4.70
       21            5.32            60                5.14             4.71          5.28          4.79
       22            5.15            61                5.26             4.78          5.42          4.89
       23            4.99            62                5.39             4.84          5.57          4.99
       24            4.84            63                5.52             4.90          5.74          5.10
       25            4.71            64                5.66             4.96          5.91          5.21
       26            4.59            65                5.81             5.02          6.10          5.33
       27            4.47            66                5.96             5.08          6.29          5.45
       28            4.37            67                6.11             5.13          6.50          5.58
       29            4.27            68                6.28             5.18          6.73          5.72
       30            4.18            69                6.44             5.23          6.97          5.86
-----------------------------
  Annual, Semi-annual, or            70                6.61             5.27          7.23          6.01
  quarterly payments under           71                6.78             5.31          7.51          6.06
   Option 2B are 11.839,             72                6.96             5.34          7.80          6.33
      5.963, and 2.993               73                7.14             5.37          8.12          6.51
   respectively times the            74                7.32             5.40          8.45          6.68
     monthly payments.
-----------------------------
                                     75                7.49             5.42          8.82          6.87
                                     76                7.67             5.44          9.21          7.08
                                     77                7.84             5.44          9.62          7.28
                                     78                8.01             5.47         10.07          7.52
                                     79                8.17             5.48         10.55          7.74
                                     80                8.33             5.49         11.06          7.97
                                     81                8.48             5.49         11.61          8.26
                                     82                8.61             5.50         12.19          8.50
                                     83                8.74             5.50         12.81          8.76
                                     84                8.86             5.51         13.46          9.11
                                  85 & over            8.97             5.51         14.16          9.39
                             ---------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.

                             ---------------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE*

(Monthly payments for each $1,000 of proceeds applied)

--------------------------------------------------------------------------------------------------------------
         OPTION 2B                                            OPTION 3
     Income for a Fixed                                   Life Income with          OPTION 4      OPTION 5
           Period              Age of Payee at            Guranteed Period            Life          Life
--------------------------    Birthday Nearest     -----------------------------     Income        Income
     Period                     Date of First                                        without      with Cash
    of Years       Payment         Payment           10 Years         20 Years       Refund        Refund
--------------------------------------------------------------------------------------------------------------
        1          84.46             40                3.42             3.40          3.42          3.37
        2          42.86             41                3.46             3.43          3.46          3.41
        3          28.99             42                3.50             3.47          3.50          3.44
        4          22.06             43                3.54             3.51          3.54          3.48
        5          17.91             44                3.58             3.55          3.59          3.52
        6          15.14             45                3.63             3.59          3.63          3.56
        7          13.16             46                3.67             3.63          3.68          3.60
        8          11.68             47                3.72             3.68          3.73          3.64
        9          10.53             48                3.77             3.72          3.79          3.69
       10           9.61             49                3.83             3.77          3.84          3.74
       11           8.86             50                3.89             3.82          3.90          3.79
       12           8.24             51                3.95             3.88          3.97          3.84
       13           7.71             52                4.01             3.93          4.03          3.89
       14           7.26             53                4.08             3.99          4.10          3.95
       15           6.87             54                4.15             4.04          4.18          4.01
       16           6.53             55                4.22             4.11          4.25          4.07
       17           6.23             56                4.30             4.17          4.34          4.14
       18           5.96             57                4.38             4.23          4.42          4.21
       19           5.73             58                4.47             4.30          4.52          4.28
       20           5.51             59                4.56             4.37          4.61          4.36
       21           5.32             60                4.65             4.44          4.72          4.44
       22           5.15             61                4.76             4.51          4.83          4.52
       23           4.99             62                4.86             4.58          4.95          4.61
       24           4.84             63                4.98             4.65          5.07          4.70
       25           4.71             64                5.10             4.72          5.21          4.80
       26           4.59             65                5.22             4.79          5.35          4.91
       27           4.47             66                5.36             4.86          5.51          5.02
       28           4.37             67                5.50              493          5.67          5.13
       29           4.27             68                5.65             5.00          5.85          5.26
       30           4.18             69                5.80             5.06          6.04          5.38
-----------------------------
  Annual, Semi-annual, or            70                5.96             5.12          6.25          5.52
  quarterly payments under           71                6.14             5.18          6.47          5.67
   Option 2B are 11.839,             72                6.31             5.23          6.71          5.82
      5.963, and 2.993               73                6.50             5.28          6.97          5.99
   respectively times the            74                6.69             5.32          7.26          6.15
     monthly payments.
-----------------------------
                                     75                6.89             5.35          7.56          6.33
                                     76                7.09             5.39          7.90          6.53
                                     77                7.29             5.41          8.26          6.72
                                     78                7.49             5.43          8.65          6.95
                                     79                7.69             5.45          9.07          7.17
                                     80                7.89             5.47          9.53          7.40
                                     81                8.08             5.48         10.03          7.67
                                     82                8.26             5.49         10.57          7.92
                                     83                8.43             5.50         11.16          8.23
                                     84                8.59             5.50         11.79          8.50
                                  85 & over            8.74             5.50         12.48          8.79
                             ---------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                             ---------------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

       19                                                               M1901ANY

Communications about this policy may be sent to the Company Servicing Office, which is currently at [P.O. Box 111, John Hancock Place, Boston, Massachusetts 02117].

Variable Universal Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits and premiums and the policy class are shown in the Specifications Section of the policy.

        MAJ601                        M6BP01NY                  Printed in U.S.A